Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
THIRD AMENDMENT TO THE
ETF TRANSFER AGENT SERVICING AGREEMENT
    THIS THIRD AMENDMENT (this “Amendment”) to the ETF Transfer Agent Servicing Agreement, dated as of August 29, 2022, as amended (the “Agreement”), is made and entered into as of March 29, 2025 (the “Effective Date”) by and between FUNDX INVESTMENT TRUST, a Delaware statutory trust (the “Trust”) U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).
RECITALS
    WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend Exhibit A of the Agreement;
WHEREAS, the parties desire to amend the fee schedule in Exhibit B of the Agreement; and
WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by the parties and authorized or approved by the Board of Trustees.
    NOW, THEREFORE, the parties agree as follows:

1.As of the Effective Date, Exhibit A of the Agreement is hereby superseded and replaced in its entirety with the Exhibit A attached hereto.

2.As of the Effective Date, Exhibit B of the Agreement is hereby superseded and replaced in its entirety with the Exhibit B attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

FUNDX INVESTMENT TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Jeffrey Smith	By:	/s/ Gregory Farley
Name:	Jeffrey Smith	Name:	Gregory Farley
Title:	President	Title:	Senior Vice President
Date:	5/29/2025	Date:	5/30/2025

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
Exhibit A to the Transfer Agent Servicing Agreement

Separate Series of FundX Investment Trust

Name of Series	Adviser
FundX ETF	One Capital Management, LLC
FundX Aggressive ETF	One Capital Management, LLC
FundX Conservative ETF	One Capital Management, LLC
FundX Flexible ETF	One Capital Management, LLC
FundX Global Equity ETF	One Capital Management, LLC
FundX Future Fund Opportunities ETF	One Capital Management, LLC

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
Exhibit B to the Transfer Agent Servicing Agreement
One Capital Management, LLC – Fee Schedule

Transfer Agent Services Fee Schedule

Combined Fund Administration/Fund Accounting/Transfer Agent Annual Fee Based Upon Average Net Assets per Fund* The following reflects the greater of the basis point fee or annual minimum where the applicable adviser as noted on Exhibit A (exh an "Adviser") acts as investment adviser to certain fund(s) in FundX Investment Trust (the “Trust”)
*Basis points
___ on the first $ ___
___ on the next $ ___
___ on the next $ ___
___ on the balance
*Minimum Annual Fee of $ ___ per Fund Calculated at Fund Complex Level

*Subject to annual CPI increase-All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative). Fees are calculated pro rata and billed monthly.

■Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM. Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial three-year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the initial three-year period. Following the initial three-year period, this fee schedule will automatically renew (unless otherwise amended or terminated) for successive three-year periods and should this service agreement with U.S. Bank be terminated prior to the end of such a three-year period, Adviser will be responsible for the balance of the minimum fees for the remainder of such three-year period.
Transfer Agent Fees for legacy mutual fund shareholder accounts
●$___ annual fee while any accounts are still open
●$___ per open account
Services Included in Annual Fee per Fund
Advisor Information Source - On-line access to portfolio management and compliance information.
Daily Performance Reporting - Daily pre and post-tax fund and/or sub-advisor performance reporting.
Core Tax Services - See Additional Services Fee Schedule

Third Party Administrative Data Charges (descriptive data for each security)
$ ___ per security per month for fund administrative data
SEC Modernization Requirements
■$ ___ per year, per Fund - Form N-PORT
■$ ___ per year, per Fund - Form N-CEN

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
Expense Processing and Quarterly Budgeting Services – Non-Unitary Fee ETFs
Fund Administration payment of fund expenses and quarterly budgeting on behalf of ETFs not utilizing a unitary fee structure:
■$___ per year, per Fund

Chief Compliance Officer Support Fee
■N/A
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody's, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, liquidity classifications, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).
Additional Services
Additional services not included herein shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new derivatives risk management and reporting requirements).

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided.
Additional Services Fee Schedule
■$ ___ per sub-account per year - Tax Free Transfer In-Kind Cost Basis Tracking*
Daily Compliance Services (if required)
■$ ___ per fund per year - Base fee
■$ ___ per fund group - Setup
Section 18 Compliance Testing
■$ ___ set up fee per fund complex
■$ ___ per fund per month
Section 15(c) Reporting
■$ ___ per fund per standard reporting package*
■Additional 15(c) reporting is subject to additional charges
■Standard data source - Morningstar; additional charges will apply for other data services

*Standard reporting packages for annual 15(c) meeting
●Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio with classes on one report) OR Full 15(c) report
●Performance reporting package: Peer Comparison Report Additional 15(c)
Equity & Fixed Income Attribution Reporting
■Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
Fees for Special Situation:
■Fee will be assessed.
Rule 2a-5 Reporting (valuation reporting and support):
■$ ___ per fund

Customized delivery of data:
■TBD
Core Tax Services
M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).
Optional Tax Services
■$ ___ per year - Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs)
■$ ___ per additional estimate - Additional Capital Gain Dividend Estimates - (First two included in core services)
■$ ___ per additional return - State tax returns - (First two included in core services)
Tax Reporting - MLP C-Corporations
Federal Tax Returns
■$ ___ - Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis)
■Prepare Federal and State extensions (If Applicable) - Included in the return fees
■$ ___ Per estimate -Prepare provision estimates
State Tax Returns
■$ ___ per fund - State tax notice consultative support and resolution
■$ ___ per state return - Prepare state income tax returns for funds and blocker entities

●$___ per state return - Sign state income tax returns
●Assist in filing state income tax returns - Included with preparation of returns
Electronic Board Book Portal
■U.S. Bank will establish a central, secure portal for Board materials using a unique client board URL.
■Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
■Features password-protected, encrypted servers with automatic failover.
■Training and ongoing system support.
■Accessible from your smart phone or iPad.
■Allows multiple users to access materials concurrently.
■Searchable archive.
■Ability to make personal comments.
Annual Fee per Trust
■$ ___ - 0 - 10 users

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
■$ ___ - 10 - 20 users
■$ ___ - 20 - 30 users
■$ ___ - 30 - 40 users
Diligent Boardbooks
■Online portal to access board book documents. Each user will receive both online and offline capability access
■Minimum fee (includes ___ board, ___ committee and ___ users)
■___ users may consist of any combination of Board Members/ Executives and Administrators
Accessing Entities and Individuals
$ ___/$ ___ - Installation Fee/Annual Fee - Affiliate Package
$ ___/$ ___ - Installation Fee/Annual Fee - Additional Boards
$ ___/$ ___ - Installation Fee/Annual Fee - Additional Committees/Meeting Groups
$ ___/$ ___ - Installation Fee/Annual Fee - Additional Online & Offline Users (Board Members/Execs)
$ ___/$ ___ - Installation Fee/Annual Fee - Online and Offline Users (Administrative)